Exhibit 99.1

FIRST MARINER REPORTS 2007 RESULTS
Book Value ends 2007 at $10.17

Baltimore, MD (January 29, 2008) -- First Mariner Bancorp (Nasdaq: FMAR), parent company of First Mariner Bank and Mariner Finance, LLC, today announced a net loss for the fourth quarter of 2007 of $2.718 million (-$.43 per diluted share) compared to a net loss for the quarter ended December 31, 2006 of $3.980 million (-$.63 per diluted share). For the year ended December 31, 2007, First Mariner reported a net loss totaling $10.063 million (-$1.57 per diluted share), compared with a profit of $1.924 million ($.29 per diluted share) for last year. First Mariner reported its total assets ended the fourth quarter at $1.247 billion. The bank noted that its obligation to repurchase nonperforming ALT A loans from the secondary market has expired and that no further exposure is anticipated. The bank also noted that its mortgage backed investment portfolio has no exposure to investments tied to the sub-prime mortgage market.

Despite the losses, all of First Mariner's capital ratios continue to exceed levels to qualify for “Well Capitalized” status under current regulatory definitions. Capital Ratios declined compared to last year and ended the quarter as follows: Leverage Ratio = 6.9%; Tier 1 risk-based ratio = 8.2%; Total Capital Ratio = 14.2%.

Edwin F. Hale, Sr., First Mariner’s chairman and chief executive officer said, “Our reported losses narrowed compared the fourth quarter of 2006. We increased our allowance for loan losses significantly in the fourth quarter in recognition of the overall economic uncertainty and unprecedented weakness in the residential real estate sector. We think this is prudent and a necessary action in light of current economic conditions.”

Mr. Hale concluded, “As we move into 2008, we believe our exposure to repurchase of ALT A mortgages is behind us. We repurchased no loans in the past quarter. We will aggressively work to resolve our existing levels of nonperforming assets and seek to return to profitability. While the overall economy has been uncertain, we do see encouraging signs in our business. Increases in operating expenses continue to moderate, and we expect to see benefits from the cost saving initiatives enacted earlier this year in our 2008 results. Our net interest margin remained in excess of 4.0% in the past quarter, and should expand if we are successful in lowering our nonperforming assets. Our consumer finance unit, Mariner Finance, continues to post strong profits, and our loans outstanding have increased for two consecutive quarters. In spite of the losses recorded this year, our capital levels remain strong, allowing us to continue to work through the current challenges, and provide support for growth in 2008.”

Mortgage Banking Update

Since its inception in 1995, First Mariner has originated and sold in excess of $7 billion of loans into the secondary market under normal and customary recourse provisions with little repurchase activity. During 2007, repurchase recourse provisions increased dramatically. The loans requiring repurchase were “ALT A” loans that have higher original loan-to-value ratios and were primarily originated in 2006. These loans were repurchased due to delinquent payments by the borrower within the first 90 days of the loans’ term. During the first two quarters of 2007, the Company repurchased a significant portion of the anticipated buybacks and progressed through the collection process. As declines in real estate values have continued, the Company has provided for additional reserves for its anticipated loss exposure. First Mariner results for the fourth quarter of 2007 included approximately $3.9 million in losses relating to its exposure to ALT A residential loans originated by its wholesale division. These charges included $1.5 million for the writedown of foreclosed assets awaiting sales, $413 thousand for valuation allowances for loans placed into the Company’s loan portfolio during the quarter or settled repurchase claims. Approximately $2.0 million in charges are related to charge-offs of existing loans and increases in reserve levels for ALT A which remain in the portfolio. At the end of the fourth quarter, the Company had a total $11.6 million of the repurchased loans in foreclosed assets awaiting sale that have been written down to approximately 60% of their original appraised values. Approximately 55% of the loans are for single-family residential properties located in Northern Virginia, with the remainder made up of single-family properties in other states. Additionally, the Company has $10.5 million of ALT A nonperforming loans in portfolio with specific reserves totaling $3.8 million (approximately 65% of original appraised value).

Management discontinued its offering of ALT A loans through its wholesale lending division at the end of 2006, and believes its exposure to a resolution of its repurchase provisions for these products is substantially complete. The Company closed its wholesale lending operation in July 2007. No loans were repurchased in the fourth quarter of 2007.

Other Operating Data

Comparing December 31, 2007 balance sheet data to December 31, 2006, total assets were $1.247 billion, compared to $1.263 billion last year. Loans outstanding decreased $12 million (-1%). Mariner Finance receivables increased by $14 million (+22%), bank consumer loans increased by $9 million (+8%), while commercial loan outstandings declined by $53 million (-10%), and residential construction loans declined by $11 million (-12%). Repurchased loans increased by $12 million (net of valuation allowances). Total mortgage loan originations totaled $283 million for the fourth quarter of 2007, compared to $332 million for the same period of 2006, largely due to the discontinuance of ALT A products through the wholesale division. Deposits totaled $905 million (-2%) compared to $925 million at December 31, 2006. Money market accounts grew by $7 million (+3%) and certificates of deposits grew by $20 million (+5%). Non-interest bearing checking accounts decreased $37 million (-20%), and savings accounts fell by $6 million (-11%).

-
Total revenue increased $1.213 million compared with the fourth quarter of 2006. The 4th quarter of 2006 included $3.063 million in securities losses related to a portfolio restructuring during that period. Excluding those losses, operating revenue declined $1.850 million.

-
Average earning assets declined by $149 million from the fourth quarter of 2006, and was partially offset by an increase in the Company’s net interest margin to 4.03% from 3.82% last year, and resulted in a decrease in net interest income of $841 thousand. The decrease in earning assets and improvement in the margin resulted from the balance sheet restructuring executed in the fourth quarter of 2006. This benefit has been largely mitigated by increases in nonperforming loans.

-
The provision for loan losses increased $2.442 million compared to the same quarter last year, due to higher net charge-offs, and an increase in the allowance for credit losses to reflect increased reserves for potential problem loans. Net charge-offs increased to $2.568 million compared to $607 thousand last year. The increase in charge-offs was primarily driven by charge-offs of ALT A mortgages. The allowance for loan losses totaled $12.789 million compared $12.389 million at December 31, 2006, and totaled 1.50% of loans outstanding compared to 1.43% last year. Nonperforming assets increased to $43.370 million (3.48% of total assets) from $6.598 million (0.52% of total assets) last year. This increase is attributable to higher levels of nonperforming residential mortgage loans and commercial real estate and construction loans. Accruing Loans 90 days or more past due decreased to $3.019 million (.35% of total loans) compared to $27.272 million (3.15% of total loans) last year. The total of nonperforming assets and 90-day delinquent loans increased slightly when compared to September 30, 2007.

-
Non-interest income increased by $2.054 million due to the lower level of securities losses compared to last year. Excluding securities losses, non-interest expenses, non- interest income declined by $1.009 million. Gains on sales of mortgage loans and other mortgage banking revenue decreased $1.070 million due to a decline in the volume of loans sold and narrower pricing margins. Service fees on deposits increased $58 thousand while ATM fees grew by $69 thousand. Commissions from sales of other insurance products increased by $90 thousand due to increased sales by Mariner Finance.

-
Non-interest expenses decreased by $1.192 million. Included in the decline in operating expenses were lower provisions for valuation allowances and secondary marketing reserves and write-downs and increased costs related to foreclosed properties totaling $2.195 million. Excluding these items, expenses increased $1.303 million (+8%). Other non-interest expenses increased $893 thousand due to increases in the cost of FDIC deposit insurance, loan collection expenses, and loan origination fees. Occupancy and equipment related costs grew by $385 thousand due to expansion of bank branch and consumer finance offices, and costs to exit certain mortgage division locations. Professional fees grew by $82 thousand reflecting increased legal fees relating to foreclosed property. Salaries and benefits decreased by $359 thousand, due to decreases in staffing levels and the closing of the company’s wholesale lending division in July of 2007.

-
Income tax benefit in the fourth quarter of 2007 totaled $3.765 million compared to $2.466 million in the fourth quarter of 2006, which reflects higher tax exempt income levels for Federal income tax purposes, recognition of net operating loss carryforwards for state income tax purposes, and increases in deferred income tax assets resulting from the increase in state income tax rates which became effective January 1, 2008.

-	Stockholder's Equity decreased to $64.570 million (-18%). First Mariner's book value per share was $10.17 as of December 31, 2007 compared to $12.23 as of December 31, 2006.

First Mariner Bancorp is a bank holding company with total assets of $1.247 billion. Its wholly owned banking subsidiary, First Mariner Bank, (total assets $1.133 billion) operates 25 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Worcester counties in Maryland, the City of Baltimore, and Shrewsbury, Pennsylvania. First Mariner Mortgage, a division of First Mariner Bank, operates 11 retail offices in Central Maryland, the Eastern Shore of Maryland, and Northern Virginia. First Mariner Mortgage also operates direct marketing mortgage operations in Baltimore City. Mariner Finance, LLC, (total assets $80.312 million) is a consumer finance subsidiary that currently operates 21 branches in Maryland, Delaware, Virginia and Tennessee. First Mariner Bancorp’s common stock is traded on the Nasdaq National Market under the symbol “FMAR.” First Mariner’s Web site address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding efficiencies resulting from new programs and expansion activities, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes. The Company’s actual results could differ materially from management’s expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the Company’s business, successful implementation of the Company’s branch expansion strategy, its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth) and control by and dependency on key personnel, particularly Edwin F. Hale, Sr., Chairman of the Board of Directors and CEO of the Company.

Contact: Mark A. Keidel - SVP/CFO 410-558-4281

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the three months ended December 31,
	2007	2006	$ Change	% Change
Summary of Earnings:
Net interest income	$11,137	$11,978	(841)	-7%
Provision for loan losses	3,451	1,009	2,442	242%
Noninterest income	5,933	3,879	2,054	53%
Noninterest expense	20,102	21,294	(1,192)	-6%
Income before income taxes	(6,483)	(6,446)	(37)	-1%
Income tax expense	(3,765)	(2,466)	(1,299)	-53%
Net income	(2,718)	(3,980)	1,262	32%

Profitability and Productivity:
Return on average assets	-0.87%	-1.16%	-	25%
Return on average equity	-16.10%	-19.65%	-	18%
Net interest margin	4.03%	3.82%	-	6%
Net overhead ratio	4.54%	4.19%	-	9%
Efficiency ratio	117.76%	112.55%	-	5%
Mortgage loan production	282,786	331,992	(49,206)	-15%
Average deposits per branch	36,198	36,998	(799)	-2%

Per Share Data:
Basic earnings per share	$(0.43)	$(0.63)	0.20	32%
Diluted earnings per share	$(0.43)	$(0.63)	0.20	32%
Book value per share	$10.17	$12.23	(2.07)	-17%
Number of shares outstanding	6,351,611	6,427,725	(76,114)	-1%
Average basic number of shares	6,336,480	6,437,274	(100,794)	-2%
Average diluted number of shares	6,336,480	6,700,377	(363,897)	-5%

Summary of Financial Condition:
At Period End:
Assets	$1,246,822	$1,263,290	(16,468)	-1%
Investment Securities	81,948	147,290	(65,342)	-44%
Loans	854,920	866,459	(11,539)	-1%
Deposits	904,953	924,938	(19,985)	-2%
Borrowings and repurchase agreements	192,639	173,441	19,198	11%
Stockholders' equity	64,570	78,629	(14,059)	-18%

Average for the period:
Assets	$1,236,838	$1,359,809	(122,971)	-9%
Investment Securities	83,981	246,869	(162,888)	-66%
Loans	849,960	855,543	(5,583)	-1%
Deposits	901,341	909,640	(8,299)	-1%
Borrowings and repurchase agreements	261,368	359,475	(98,107)	-27%
Stockholders' equity	66,989	80,337	(13,348)	-17%

Capital Ratios:
Leverage	6.9%	7.8%	-	-12%
Tier 1 Capital to risk weighted assets	8.2%	10.0%	-	-18%
Total Capital to risk weighted assets	14.2%	15.6%	-	-9%

Asset Quality Statistics and Ratios:
Net Chargeoffs	2,568	607	1,961	323%
Non-performing assets	43,370	6,598	36,772	557%
90 Days or more delinquent loans	3,019	27,274	(24,255)	-89%
Annualized net chargeoffs to average loans	1.20%	0.28%	-	326%
Non-performing assets to total assets	3.48%	0.52%	-	565%
90 Days or more delinquent loans to total loans	0.35%	3.15%	-	-89%
Allowance for loan losses to total loans	1.50%	1.43%	-	5%

FINANCIAL HIGHLIGHTS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands, except per share data)
	For the twelve months ended December 31,
	2007	2006	$ Change	% Change
Summary of Earnings:
Net interest income	$44,681	$49,266	(4,585)	-9%
Provision for loan losses	8,915	2,315	6,600	285%
Noninterest income	24,100	23,767	333	1%
Noninterest expense	78,238	69,159	9,079	13%
Income before income taxes	(18,372)	1,559	(19,931)	-1278%
Income tax expense	(8,309)	(365)	(7,944)	-2176%
Net income	(10,063)	1,924	(11,987)	-623%

Profitability and Productivity:
Return on average assets	-0.81%	0.14%	-	-672%
Return on average equity	-13.83%	2.53%	-	-647%
Net interest margin	4.07%	3.96%	-	3%
Net overhead ratio	4.43%	3.11%	-	42%
Efficiency ratio	115.33%	90.91%	-	27%
Mortgage loan production	1,123,409	1,354,622	(231,213)	-17%
Average deposits per branch	36,198	36,998	(799)	-2%

Per Share Data:
Basic earnings per share	$(1.57)	$0.30	(1.88)	-617%
Diluted earnings per share	$(1.57)	$0.29	(1.86)	-643%
Book value per share	$10.17	$12.23	(2.07)	-17%
Number of shares outstanding	6,351,611	6,427,725	(76,114)	-1%
Average basic number of shares	6,396,142	6,318,205	77,937	1%
Average diluted number of shares	6,396,142	6,641,725	(245,583)	-4%

Summary of Financial Condition:
At Period End:
Assets	$1,246,822	$1,263,290	(16,468)	-1%
Investment Securities	81,948	147,290	(65,342)	-44%
Loans	854,920	866,459	(11,539)	-1%
Deposits	904,953	924,938	(19,985)	-2%
Borrowings and repurchase agreements	192,639	173,441	19,198	11%
Stockholders' equity	64,570	78,629	(14,059)	-18%

Average for the period:
Assets	$1,244,084	$1,361,170	(117,086)	-9%
Investment Securities	99,122	262,968	(163,846)	-62%
Loans	847,151	855,207	(8,056)	-1%
Deposits	901,798	886,550	15,248	2%
Borrowings and repurchase agreements	260,154	389,533	(129,379)	-33%
Stockholders' equity	72,772	76,079	(3,307)	-4%

Capital Ratios:
Leverage	6.9%	7.8%	-	-12%
Tier 1 Capital to risk weighted assets	8.2%	10.0%	-	-18%
Total Capital to risk weighted assets	14.2%	15.6%	-	-9%

Asset Quality Statistics and Ratios:
Net Chargeoffs	8,525	1,659	6,866	414%
Non-performing assets	43,370	6,598	36,772	557%
90 Days or more delinquent loans	3,019	27,274	(24,255)	-89%
Annualized net chargeoffs to average loans	1.01%	0.19%	-	419%
Non-performing assets to total assets	3.48%	0.52%	-	566%
90 Days or more delinquent loans to total loans	0.35%	3.15%	-	-89%
Allowance for loan losses to total loans	1.50%	1.43%	-	5%

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	As of December 31,
	2007	2006	$ Change	% Change
Assets:
Cash and due from banks	$39,089	$36,734	2,355	6%
Interest-bearing deposits	52,232	6,235	45,997	738%
Available-for-sale investment securities, at fair value	81,948	147,290	(65,342)	-44%
Loans held for sale	80,920	94,371	(13,451)	-14%
Loans receivable	854,920	866,459	(11,539)	-1%
Allowance for loan losses	(12,789)	(12,399)	(390)	3%
Loans, net	842,131	854,060	(11,929)	-1%
Other real estate owned	18,981	2,440	16,541	678%
Restricted stock investments, at cost	5,983	6,449	(466)	-7%
Property and equipment	52,215	49,062	3,153	6%
Accrued interest receivable	7,181	10,579	(3,398)	-32%
Deferred income taxes	12,428	6,806	5,622	83%
Bank owned life insurance	34,931	33,492	1,439	4%
Prepaid expenses and other assets	18,783	15,772	3,011	19%
Total Assets	$1,246,822	$1,263,290	(16,468)	-1%

Liabilities and Stockholders' Equity:
Liabilities:
Deposits	$904,953	$924,938	(19,985)	-2%
Borrowings	192,639	173,441	19,198	11%
Junior subordinated deferrable interest debentures	73,724	73,724	-	0%
Accrued expenses and other liabilities	10,936	12,558	(1,622)	-13%
Total Liabilities	1,182,252	1,184,661	(2,409)	0%

Stockholders' Equity
Common Stock	318	321	(3)	-1%
Additional paid-in-capital	56,459	57,123	(664)	-1%
Retained earnings	9,602	22,109	(12,507)	-57%
Accumulated other comprehensive loss	(1,809)	(924)	(885)	96%
Total Stockholders Equity	64,570	78,629	(14,059)	-18%
Total Liabilities and Stockholders' Equity	$1,246,822	$1,263,290	(16,468)	-1%

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)	For the three months		For the twelve months
	ended December 31,		ended December 31,
	2007	2006	2007	2006
Interest Income:
Investments and interest-bearing deposits	$2,141	$3,247	$9,146	$13,594
Loans	19,928	21,220	79,369	82,154
Total Interest Income	22,069	24,467	88,515	95,748

Interest Expense:
Deposits	6,864	6,892	27,772	23,920
Borrowings and repurchase agreements	4,068	5,597	16,062	22,562
Total Interest Expense	10,932	12,489	43,834	46,482

Net Interest Income Before Provision for Loan Losses	11,137	11,978	44,681	49,266

Provision for Loan Losses	3,451	1,009	8,915	2,315

Net Interest Income After Provision for Loan Losses	7,686	10,969	35,766	46,951

Noninterest Income:
Service fees on deposits	1,743	1,685	6,481	6,887
ATM Fees	835	766	3,219	3,161
Gains on sales of mortgage loans	951	2,110	4,430	7,614
Other mortgage banking revenue	706	617	2,716	2,892
Loss on sales of investment securities, net	-	(3,063)	943	(3,037)
Commissions on sales of nondeposit investment products	206	225	1,049	638
Commissions on sales of other insurance products	815	725	2,822	2,671
Income from bank owned life insurance	374	384	1,439	1,117
Trading account income (loss)	(211)	-	(702)	-
Other	514	430	1,703	1,824
Total Noninterest Income	5,933	3,879	24,100	23,767

Noninterest Expense:
Salaries and employee benefits	9,008	9,367	36,260	34,990
Occupancy	2,540	2,251	9,848	8,012
Furniture, fixtures and equipment	919	823	3,602	3,162
Advertising	204	260	1,219	1,341
Data Processing	522	464	1,941	1,811
Professional services	374	292	1,552	958
Valuation allowance and secondary marketing reserve	413	4,000	3,934	4,450
Writedowns and cost of other real estate ownded	1,515	123	4,477	224
Other	4,607	3,714	15,405	14,211
Total Noninterest Expense	20,102	21,294	78,238	69,159

Income Before Income Taxes	(6,483)	(6,446)	(18,372)	1,559

Income Tax Expense	(3,765)	(2,466)	(8,309)	(365)

Net Income	$(2,718)	$(3,980)	$(10,063)	$1,924

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the three months ended December 31,
	2007		2006
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$69,062	7.26%	$70,710	7.27%
Comm/Res Construction	128,571	7.84%	135,257	8.94%
Commercial Mortgages	283,076	7.40%	319,211	7.22%
Residential Constr - Cons	88,112	7.73%	100,797	8.35%
Residential Mortgages	81,533	5.82%	53,332	6.35%
Consumer	199,606	13.51%	176,236	13.42%
Total Loans	849,960	8.81%	855,543	8.85%

Loans held for sale	61,338	6.24%	102,917	7.52%
Available for sale securities, at fair value	83,981	5.39%	246,869	4.70%
Interest bearing deposits	80,053	4.60%	14,005	5.19%
Restricted stock investments, at cost	5,983	5.98%	10,960	5.91%

Total earning assets	1,081,315	8.04%	1,230,294	7.85%

Allowance for loan losses	(11,766)		(12,066)
Cash and other non earning assets	167,289		141,581

Total Assets	$1,236,838		$1,359,809

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	10,094	0.19%	10,321	0.22%
Savings deposits	52,797	0.31%	60,758	0.31%
Money market deposits	278,136	2.91%	260,753	3.66%
Time deposits	411,653	4.59%	398,815	4.41%
Total interest bearing deposits	752,680	3.58%	730,647	3.75%

Borrowings	261,368	6.17%	359,475	6.18%

Total interest bearing liabilities	1,014,048	4.26%	1,090,122	4.55%

Noninterest bearing demand deposits	148,661		178,993
Other liabilities	7,140		10,357
Stockholders' Equity	66,989		80,337

Total Liabilities and Stockholders' Equity	$1,236,838		$1,359,809

Net Interest Spread		3.78%		3.30%

Net Interest Margin		4.03%		3.82%

CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
First Mariner Bancorp
(Dollars in thousands)
	For the twelve months ended December 31,
	2007		2006
	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Assets:
Loans
Commercial Loans and LOC	$72,231	7.68%	$70,238	6.84%
Comm/Res Construction	134,521	7.90%	123,188	8.90%
Commercial Mortgages	292,612	7.40%	335,584	7.32%
Residential Constr - Cons	91,472	8.27%	113,053	7.94%
Residential Mortgages	67,927	4.86%	46,308	5.90%
Consumer	188,388	13.51%	166,836	13.33%
Total Loans	847,151	8.75%	855,207	8.69%

Loans held for sale	77,580	6.81%	101,841	7.73%
Available for sale securities, at fair value	99,122	5.42%	262,968	4.70%
Interest bearing deposits	68,694	4.97%	10,970	4.82%
Restricted stock investments, at cost	6,122	5.91%	12,317	5.68%

Total earning assets	1,098,669	8.02%	1,243,303	7.70%

Allowance for loan losses	(12,025)		(12,000)
Cash and other non earning assets	157,440		129,867

Total Assets	$1,244,084		$1,361,170

Liabilities and Stockholders' Equity:
Interest bearing deposits
NOW deposits	9,858	0.21%	10,945	0.22%
Savings deposits	56,935	0.31%	67,164	0.31%
Money market deposits	287,837	3.52%	241,039	3.26%
Time deposits	384,157	4.54%	388,192	4.08%
Total interest bearing deposits	738,787	3.76%	707,340	3.38%

Borrowings	260,154	6.17%	389,533	5.79%

Total interest bearing liabilities	998,941	4.39%	1,096,873	4.24%

Noninterest bearing demand deposits	163,011		179,210
Other liabilities	9,360		9,008
Stockholders' Equity	72,772		76,079

Total Liabilities and Stockholders' Equity	$1,244,084		$1,361,170

Net Interest Spread		3.63%		3.46%

Net Interest Margin		4.07%		3.96%